As filed with the Securities and Exchange Commission on October 12, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Newegg Commerce, Inc.

(Exact name of registrant as specified in its charter)

British Virgin Islands	98-1608057
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

17560 Rowland Street

City of Industry, CA 91748

(Address of Principal Executive Offices, Zip Code)

NEWEGG COMMERCE, INC. 2021 EQUITY INCENTIVE PLAN
(Full title of the Plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(Name and address of agent for service)

(800) 221-0102

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Newegg Commerce, Inc., a British Virgin Islands company (the “Company”) is filing this registration statement on Form S-8 (this “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register 16,374,900 common shares of the company, par value $0.021848 per share (the “Common Shares”) under the Company’s 2021 Equity Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information*

Not required to be filed with this Registration Statement.

*	Documents containing the information specified in Part I of Form S-8 have been and/or will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, previously filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement and deemed to be a part hereof:

●	the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2021 filed with the SEC on April 28, 2022;

●	the Company’s reports of foreign private issuer on Form 6-K filed on January 26, 2022, February 22, 2022, April 28, 2022, May 12, 2022, June 21, 2022, August 30, 2022 and September 2, 2022;

●	the description of the Company’s Common Shares contained in its Form 8-A (File No. 001-34661), originally filed with the Commission on March 16, 2010, and any amendment or report filed for the purpose of updating such description, including the description set forth in Exhibit 2.1 to the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2021.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than the portions of those documents furnished or otherwise not deemed to be filed) subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

British Virgin Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Company’s Amended and Restated Memorandum and Articles of Association permit indemnification of officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred in connection with the execution of their duties, powers, authorities or discretions as a director or officer of the Company, unless such losses or damages arise through the willful neglect or default of such directors or officers.

Pursuant to the terms of the Amended and Restated Shareholders Agreement for the Company, all directors of the Company and its subsidiaries shall be indemnified and held harmless by the Company against any losses, liabilities and reasonable expenses (including reasonable attorneys’ fees) arising from proceedings in which the director may be involved, as a party or otherwise, by reason of being such a director or such director’s involvement in the management of the affairs of the Company or its subsidiaries, other than such losses, liabilities and expenses arising out of the fraud, dishonesty, intentional misconduct, or knowing or reckless breach of the director’s obligations under the Amended and Restated Shareholders Agreement, or the bad faith of such director. In addition, the director shall be entitled to indemnification by the Company against reasonable expenses as incurred by the director in connection with the defense of any action to which the director may be made a party (without regard to the success of such defense), to the fullest extent permitted under the provisions of applicable law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers or persons controlling the Company under the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit No.	Exhibit Description

4.1	Amended and Restated Memorandum and Articles of Association of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form F-1/A, filed December 10, 2021).

4.2	Amended and Restated Newegg Inc. Shareholders Agreement (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form F-1/A, filed December 10, 2021).

4.3	First Amendment to the Amended and Restated Newegg Inc. Shareholders Agreement (incorporated by reference to Exhibit 1.1 to the Company’s Report on Form 6-K filed on April 28, 2022).

4.3	Second Amendment to the Amended and Restated Newegg Inc. Shareholders Agreement (incorporated by reference to Exhibit 99.3 to the Company’s Report on Form 6-K filed on September 2, 2022).

4.3	Description of Securities (incorporated by reference to Exhibit 2.1 to the Company’s Annual Report on Form 20-F (File No. 001-34661) filed on April 28, 2022).

5.1*	Opinion of Conyers Dill & Pearman, British Virgin Islands Counsel.

23.1*	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Conyers Dill & Pearman (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page hereto).

99.1	Newegg Commerce, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 99.2 to the Company’s Report on Form 6-K filed on November 29, 2021).

99.2*	Amendment No. 1 to Newegg Commerce, Inc. 2021 Equity Incentive Plan.

107*	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Industry, California, on this 12th day of October, 2022.

NEWEGG COMMERCE, INC.

By:	/s/ ANTHONY CHOW
Name:	Anthony Chow
Title:	Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below appoints Anthony Chow, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and the dates indicated.

Signature	Title	Date

/s/ ANTHONY CHOW	Chief Executive Officer and Director	October 12, 2022
Anthony Chow	(Principal Executive Officer)

/s/ ROBERT CHANG	Chief Financial Officer	October 12, 2022
Robert Chang	(Principal Financial and Accounting Officer)

/s/ ZHITAO HE	Chairman and Director	October 12, 2022
Zhitao He

/s/ FRED CHANG	Director	October 12, 2022
Fred Chang

/s/ FUYA ZHENG	Director	October 12, 2022
Fuya Zheng

/s/ GREGORY MOORE	Director	October 12, 2022
Gregory Moore

/s/ YINGMEI YANG	Director	October 12, 2022
Yingmei Yang

/s/ PAUL WU	Director	October 12, 2022
Paul Wu